Exhibit 99.1

    BSD MEDICAL SYSTEM FACILITATES SURGICAL REMOVAL OF PREVIOUSLY INOPERABLE
                                     CANCER

    SALT LAKE CITY, June 23 /PRNewswire-FirstCall/ -- BSD Medical Corp.
(Amex: BSM) has announced the conclusion of a highly successful conference of the 2005 annual European Society of Hyperthermic Oncology (ESHO) held in Graz, Austria, in which major breakthroughs in therapies tied to BSD's cancer treatment equipment were reported. Of the 74 presentations made at the conference, some of the highlights are being reported in several follow-up press releases.

    Two presentations were made on clinical studies in which BSD-2000 systems were used to shrink previously non-resectable (inoperable) cancerous tumors to the point that most of them could be surgically removed.

    Dr. Chie Hee Cho from the Charite University Medical School in Berlin, Germany presented the results of a clinical study involving 30 patients with non-resectable cervical carcinoma. The patients were treated with a BSD-2000 system using either a SIGMA-60 or SIGMA EYE applicator to achieve hyperthermia in tumors at temperatures between 40-41 degrees Celsius. The combination therapies were cisplatinum (a chemotherapy drug) given once weekly during regional hyperthermia therapy, supplementing radiation therapy to a total dose of 45-50.4 Gy, making this a tri-modality treatment (termed "hyperthermic radiochemotherapy"). The tumors were large, two-thirds in FIGO stage III/IV with diameters in excess of 6 centimeters.

    After this trimodal treatment 20/30 (67%) of the formerly inoperable cases patients were determined operable. Of these, 3 refused surgery, but of the remaining 17, 14 patients were R0-resected, 2 patients were R1-resected and 1 patient had a positive paraaortal lymph node. R0-resected patients have an excellent prognosis with a 3-year survival of 95%.

    In 13/30 of the patients non-surgical treatment was continued, eventually achieving a total response in all patients of 23/30 (77%), 14 resectable cases with downstaging and 9 partial remissions after hyperthermic radiochemotherapy. Dr. Cho offered the following conclusion: "A neo-adjuvant trimodal treatment consisting of radiochemotherapy with weekly regional hyperthermia indicates a possible benefit for primary non-resectable cervical cancer in FIGO IIB-IVA, reducing tumor volume, thus promoting the resection of cervical cancer, and leading to a possible curative potential in the standard therapy of cervical cancer."

    Dr. Baard C. Schem of the University of Bergen and Haukeland University Hospital, Bergen, Norway, took a similar approach to reducing tumors before surgery as he reported a tri-modality clinical study designed to determine the resectability of previously non-resectable rectal cancer after hyperthermic radiochemotherapy. He noted that "Patients with primary inoperable rectal carcinomas without distant metastases, and some with local recurrence, are surgically curable if tumor shrinkage after preoperative treatment is achieved. The effect of preoperative radiation therapy alone or combined with chemotherapy is not satisfactory in many patients."

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    In this study 21 patients were treated with a tri-modality regimen using the BSD-2000 with either a SIGMA-60 or SIGMA EYE applicator to achieve hyperthermia in the cancer. All patients were considered inoperable or with high risk of pelvic failure after surgery alone. After treatment, one patient was not considered for surgery due to progression of liver metastases. The other 19 patients who were evaluated (1 was not yet evaluated) were considered operable after the preoperative treatment. Of the sixteen patients actually operated on so far, 14 had R0 resections and 2 had R1 resections.

    About BSD Medical Corporation
    BSD Medical develops, manufactures, markets and services systems that deliver focused RF/microwave energy to raise temperatures within diseased sites in the body as required by a variety of medical therapies. BSD pioneered the use of microwave thermal therapy for the treatment of enlarged prostate symptoms (BPH), and is responsible for much of the technology that has created a substantial medical industry based on that therapy. BSD's primary thrust is in the commercialization of systems used for the treatment of cancer, and in developments to treat other diseases and medical conditions. BSD was the recent recipient of the Frost and Sullivan "Technology of the Year Award" for cancer therapy devices. For further information visit the BSD website at www.BSDMC.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and expectations of future events, such as current expectations for the successful commercialization of developments for the treatment of cancer and other diseases and conditions, are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corporation
    -0-                             06/23/2005
    /CONTACT: Hyrum A. Mead of BSD Medical Corporation, +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMC.com /